Exhibit 99.1
Earthstone Provides an Operations Update and 2019 Guidance

Enters 2019 with record production and strong financial position

The Woodlands, Texas, January 16, 2019 - Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone”, the “Company”, “our” or “we”), today provided an operations update and 2019 guidance. The Company has estimated its oil and gas sales volumes for the fourth quarter of 2018 at approximately 959,000 Boe or an average of approximately 10,430 Boepd (69% oil, 86% liquids). The Company had approximately 1,100 Boepd shut-in across 11 gross operated and three gross non-operated wells during the fourth quarter of 2018 due to offset completion activity. For the year ended December 31, 2018, the Company estimates its annual sales volumes grew 26% to approximately 3.62 million Boe, or an average of approximately 9,930 Boepd compared to 7,869 Boepd reported for the year ended December 31, 2017.

Key investment highlights include:

•	Company record estimated sales volumes for 2018 of 9,930 Boepd, representing a 26% increase over 2017

•	Strong balance sheet and liquidity position with a $275 million senior secured revolving credit facility and outstanding debt of only $78.8 million

•	Hedge book with swaps in place for 2019 on 84% of the midpoint of 2019 oil guidance at an average price of $65.67 per barrel

2019 Guidance
The Company has set its 2019 capital budget, which assumes a one-rig operated program and non-operated activities as currently proposed by operators, for its acreage in the Midland Basin as well as anticipated activity on its operated Eagle Ford acreage. This budget is subject to change due to changes in service costs and non-operated activity, amongst other factors.

Management is targeting free cash flow neutrality in 2020 and currently estimates that approximately $50 million of the Company’s 2019 capital budget, shown below, is applicable to production growth for 2020 rather than 2019. Further, although we continue to focus on trades and acquisitions that will enhance our existing operated acreage and production, our projected capital expenditures do not include any acquisitions. Capital expenditures, production and operating costs for 2019 are currently estimated to be:

		Number of	Number of
	$ millions	Gross / Net	Gross / Net
2019 Capital Expenditures	(Net)	Wells Spudded	Wells On Line
Drilling and Completion:
Operated Midland Basin (1 Rig)	$118	16 / 13.5	13 / 11.2
Non-Operated Midland Basin	47	20 / 5	19 / 5.6
Operated Eagle Ford	10	7 / 1.5	7 / 1.5
Land / Infrastructure	15
2019 Total Capital Expenditures	$190

2019 Average Daily Production (Boepd)	11,000 - 12,000
% Oil	65%
% Gas	16%
% NGL	19%

2019 Operating Costs
Lease Operating and Workover ($/Boe)	$5.25 - $5.75
Production Taxes (% of Revenue)	5.0% - 5.3%
Cash G&A ($/Boe)	$5.00 - $5.50

Note: Guidance is forward-looking information that is subject to considerable change and numerous risks and uncertainties, many of which are beyond Earthstone’s control. See “Forward-Looking Statements” section below.

Hedging Position

Price Swaps

Commodity	Volume	Weighted Average Price
	(Bbls / MMBtu)	($/Bbl / $/MMBtu)
2019
Crude Oil	2,292,100	$65.67
Crude Oil Basis Swap(1)	2,007,500	($5.36)
Crude Oil Basis Swap(2)	365,000	$4.50
Natural Gas	3,740,500	$2.86
Natural Gas (Basis Swap)(3)	3,740,500	($1.14)
2020
Crude Oil	1,464,000	$65.87
Crude Oil Basis Swap(1)	1,464,000	($2.74)
Natural Gas	2,562,000	$2.85
Natural Gas (Basis Swap)(3)	2,562,000	($1.07)

(1)	The basis differential price is between WTI Midland Argus Crude and the WTI NYMEX

(2)	The basis differential price is between LLS Argus Crude and the WTI NYMEX

(3)	The basis differential price is between W. Texas (Waha) and the Henry Hub NYMEX

Financial
In November 2018, the Company completed an increase in its borrowing base to $275 million under its senior secured revolving credit facility (“Credit Facility”). At December 31, 2018, the Company had outstanding borrowings under its Credit Facility of $78.8 million and a cash balance of approximately $0.4 million.

Midland Basin
Earthstone plans to maintain a one-rig drilling program on its operated acreage in the Midland Basin of west Texas throughout 2019. The Company recently concluded drilling the second well on a two-well pad in the Ratliff Unit (100% working interest) in Upton County and is currently moving the rig to Midland County to drill five wells in its Mid-States Unit (67% working interest).

During 2018, the Company drilled 16 wells with an average working interest of 89%. Earthstone completed 19 wells during the year, including three Midland Basin wells that came online at the end of December 2018.

The completed wells were in Midland, Reagan and Upton counties across multiple targets including the Lower Spraberry, Wolfcamp A, B and C intervals with an average lateral length of 7,900 feet. Our average working interest in completed wells was 79% and we ended the year with one well waiting on completion (89% working interest). Highlights from the Company’s 2018 program are as follows:

•	Drilled the last 8 wells in 2018 from spud to rig release in an average of 15.3 days with an average completed lateral length of 8,632 feet

◦	Reduced days by 30% while increasing the lateral length by 11% compared to the second half of 2017 drilling

•	Completion efficiency has increased by 44% from 5.7 stages per day in January 2018 to 8.2 stages per day by year-end

•	First southeastern Reagan County Wolfcamp B Lower well (100% working interest), Peak IP 30 of 1,857 Boepd, with cumulative production of approximately193,000 Boe after 175 days

•	First Upton County well (100% working interest) completed in the Wolfcamp B Lower, Peak IP 30 of 1,718 Boepd, with cumulative production of approximately 122,000 Boe after 100 days

Earthstone plans to begin completing three wells in February followed by the five Mid-States wells in Midland County beginning in June 2019. The Company expects to spud approximately 16 wells in 2019, with an average working interest of 85%, while completing 13 of these wells with an average working interest of 86% and an average lateral length of 9,588 feet. First production dates will consist of three wells anticipated at the end of the first quarter, five wells anticipated early in the third quarter and the final five wells expected to be online in November and December 2019. The Company anticipates that production growth in 2019 will result from a total of 16 new wells (including the three new wells that came online at year-end 2018) while it expects to end the year with four gross (3.4 net) wells drilled and waiting on completion. The Company estimates that approximately $33 million of the 2019 capital budget will be spent on operated wells that will be completed in December 2019 or in 2020 and therefore will not contribute to 2019 production.

The Company continues to pursue acreage trades in the southern Midland Basin with the intent of increasing its operated acreage and drilling inventory, drilling and completing longer laterals and realizing greater operating efficiency. After trades and final completion of one pending lease acquisition, the Company will hold approximately 30,200 net acres in the Midland Basin with approximately 23,300 net operated acres.

Midland Basin Non-Operated
Earthstone participated in two non-operated 8,190 foot Wolfcamp wells in Reagan County with a 50% working interest which were completed in January 2019. Operators have advised of the following meaningful activity and have scheduled these operations. Accordingly, these projects have been included in our capital guidance and budget shown herein.

1.	Midland County: Two-10,000 foot lateral Wolfcamp wells with an approximate 35% working interest that are expected to be completed mid-year 2019

2.	Midland/Martin County: Fifteen wells with 10,000 foot laterals to be drilled in various Spraberry and Wolfcamp targets, with an approximate 21% working interest beginning in 2019 and completed in 2020

3.
Howard County: A combination of four Wolfcamp wells with 7,500 and 10,000 foot laterals with an approximate 35% working interest with one well drilled in 2018 and three to be drilled in 2019 while all four are expected to be completed in 2019

The Company estimates that approximately $17 million of the 2019 capital budget will be spent on non-operated wells that will be completed in December 2019 or in 2020 and therefore will not contribute to 2019 production. While the Company cannot predict non-operated activity and specific timing with certainty, it expects to participate in non-operated activities with acceptable returns.

Eagle Ford
The Company drilled five wells (17% working interest) in southern Gonzales County, Texas in 2018 and completed 11 wells in the area during the year (five wells at 17% working interest and six wells at 25% working interest). We expect to drill seven wells in this area during 2019 with an average working interest of 22% and may consider additional drilling based on improvement in the commodity prices.

Management Comments:
Robert J. Anderson, President of Earthstone, stated, “During 2018, our operations in the Midland Basin continued to focus on capital and operating efficiency. We have achieved significant cost reductions in drilling, completion and production operations. Reducing the drilling time by an average of over six days while drilling longer laterals and increasing the number of completion stages by 2.5 per day are two examples of our team’s improvement in efficiency over the course of 2018. The acreage trade we announced in October 2018 results in the ability to increase our average lateral lengths by approximately 20% and thus should contribute to improved capital efficiency. In that trade, we gained approximately 3,900 net operated acres in Reagan County with a 100% working interest, in exchange for approximately 1,200 net non-operated acres in Glasscock County with an average working interest of 39% and cash. The disciplined approach to our operations along with well performance that on average is inline or exceeding our type curves will generate attractive well-level economics, in the current commodity price environment.”

Mr. Anderson continued, “Our strong balance sheet, favorable hedge position and liquidity will enable us to have flexibility in our 2019 drilling program. While we will maintain the current one-rig plan in the Midland Basin, we will opportunistically consider acquisitions of additional leasehold and producing assets, trades, and additional drilling expenditures as prospects present themselves. We have successfully maneuvered through challenging price environments in the past and we are in a great position to do so again. Corporate level returns will benefit from our operations, hedge position and a strong capital structure. Our program is currently designed to reach cash flow neutrality in 2020 under a one-rig program and current commodity prices while continuing our low leverage profile.”

About Earthstone
Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in developing and operating oil and gas properties. The Company’s primary assets are located in the Midland Basin of west Texas and the Eagle Ford trend of south Texas. Earthstone is traded on the NYSE under the symbol “ESTE.” For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Earthstone’s annual report on Form 10-K for the year ended December 31, 2017, quarterly reports on Form 10-Q, recent current reports on Form 8-K and Form 8-K/A, and other Securities and Exchange Commission filings. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Mark Lumpkin, Jr.
Executive Vice President - Chief Financial Officer
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
mark.lumpkin@earthstoneenergy.com

Scott Thelander
Vice President of Finance
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
scott@earthstoneenergy.com